EXHIBIT 99.1

July 12, 2002

Company Press Release

NeoTherapeutics Raises $1.1 Million Through Equity Placement with Institutional Investors

IRVINE, Calif., July 12, 2002 /PRNewswire-FirstCall/ — NeoTherapeutics, Inc. (Nasdaq: NEOT) announced today that it raised a total of $1,100,000 through the sale of 6,470,588 shares of its common stock to four institutional investors. The sales price of $.17 per share was at a slight premium to the market on the closing date and excluded warrant coverage for the investors.

NeoTherapeutics seeks to create value for stockholders through the discovery and out-licensing of drugs for central nervous system disorders, the in-licensing and commercialization of anti-cancer drugs, and the out-licensing of new drug targets discovered through genomics research. Neotrofin™ is in clinical development in Parkinson’s disease, spinal cord injury and chemotherapy-induced neuropathy. The Company’s lead oncology drug, satraplatin, is being prepared for a phase 3 study in prostate cancer. Additional anti-cancer drugs are in phase 1 and 2 human clinical trials, and the Company has a rich pipeline of pre-clinical neurological drug candidates. For additional information visit the Company’s web site at http://www.neot.com/.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

Contacts: MEDIA RELATIONS Jon Siegal Ronald Trahan Associates (RTA) Inc. (508) 647-9782, ext. 15

SHAREHOLDER RELATIONS Carol Gruetter NeoTherapeutics Inc. (949) 788-6700, ext. 236